Exhibit 99.1

Release Date Contact	Immediate September 19, 2007 Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com Curt Pullen (616) 654 3754 or curt_pullen@hermanmiller.com
Media:	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com
Address Internet	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 www.hermanmiller.com

Herman Miller, Inc., Reports Financial Results for the First Quarter FY2008;
Sales Increase 9.3% and Earnings Per Share Increase 25.6% from the Prior Year

Webcast to be held Thursday, September 20, 2007, at 9:30 AM EDT

Herman Miller, Inc., today announced results for the first quarter ended September 1, 2007. Sales increased 9.3% from the year-ago period. Improvements in both gross margins and operating expenses as a percentage of sales drove an expansion in operating earnings to 10.9% of sales from 10.2% in the prior year period. Net earnings for the quarter were $33.5 million, an increase of 17.5% over net earnings of $28.5 million for the same period in the prior year. Earnings per share of $0.54 increased 25.6% over last year’s first quarter performance.

FINANCIAL HIGHLIGHTS (Dollars in
millions, except per share data)

	Three Months Ended

	09/01/07 (13 Weeks)	09/02/06 (13 Weeks)	Percent Change

Net Sales	$491.7	$449.7	9.3%
Gross Margin (Percent of Sales)	34.1%	33.9%	10.0%
Operating Expenses	$113.8	$106.6	6.8%
Operating Earnings (Percent of Sales)	10.9%	10.2%	17.5%
Net Earnings	$33.5	$28.5	17.5%
Earnings Per Share - Diluted	$0.54	$0.43	25.6%
Orders	$483.8	$503.2	(3.9%)
Backlog	$279.8	$293.9	(4.8%)

-more-

“We are pleased with our solid performance in the first quarter of 2008, achieving sales and earnings per share increases of 9.3% and 25.6%, while reaching our fifteenth consecutive quarter of year-over-year sales growth,” said Brian Walker, Chief Executive Officer. “We continued to experience order growth in our international markets. However, this growth was offset by a reduction in large project orders in the North American market, resulting in a modest decline in total orders and backlog as compared to the prior year.”

Mr. Walker continued, “While the level of project activity often varies from period to period, we believe the recent industry forecast and general state of the U.S. economy may suggest a cyclical softening in the North American market. We have evaluated these conditions closely and are beginning to take the necessary steps to realign our business with anticipated market conditions. In addition, because our business model is purposefully designed to provide a more variable cost structure, we are confident that these steps will enable us to deliver solid operating and financial performance even in the face of less robust market conditions.”

“In addition to these near-term operating steps, we are evaluating alternatives to create value for shareholders by leveraging the strength of our balance sheet, adding scale in high-growth areas, and exploring a variety of actions to further improve operating efficiencies. Long-term we remain confident in our strategies for growth and intend to continue investing in opportunities that will drive top-line growth and create value for shareholders.”

The company’s consolidated sales for the quarter were $491.7 million, up 9.3% from the same period a year ago, reflecting growth in both North American and non-North American markets, primarily Asia and the U.K. North American sales increased 9% and non-North American sales increased 17% over the same quarter of the prior year. Orders in the quarter were $483.8 million, down 3.9% from the same period a year ago. North American orders declined 5%, while non-North American orders continued to grow, increasing 6% over the same period a year ago.

Gross margin as a percentage of sales in the quarter improved to 34.1% compared to 33.9% in the prior year. The gain was driven primarily by the favorable impacts of the recently implemented price increase and the leverage of overhead gained from higher volume. This was partially offset by inefficiencies in the start-up of new product lines and lower margins on service sales. On a sequential basis, gross margins improved from 33.6% achieved in the fourth quarter due to improvements in commodity costs and the recent price increase.

Operating expenses for the quarter totaled $113.8 million, or 23.1% of sales, compared to $106.6 million, or 23.7% of sales, for the same period in fiscal 2007. The increased spending was mainly driven by incremental employee compensation and benefits costs. In addition, the higher volumes drove increases in variable selling costs. Operating expenses were down from the fourth quarter level of $118.6 million, or 24.4% of sales, due to lower incentive compensation, as well as reduced marketing and product development costs.

Curt Pullen, Chief Financial Officer, stated, “We were able to achieve solid improvement in our operating results for the quarter. We gained leverage from the additional volume, continued to drive cost and efficiency benefits from the Herman Miller Production System, and maintained our focus on controlling operating expenses. While we continued to feel the impact of higher initial manufacturing costs associated with our new products, as discussed last quarter, we did make meaningful gains over the prior quarter and expect that trend to continue.”

-more-

The company’s ending cash position was $65.4 million. Cash flow from operations for the quarter was $31.8 million compared to negative $6.4 million for the same period last year. Capital spending for the quarter was $8.9 million compared to $8.6 million for the same period last year. During the quarter, the company repurchased approximately 1.9 million shares of its stock for $60.8 million, at an average price of $32.38 per share.

Looking forward, the company expects sales for the second quarter of fiscal 2008 to be in the range of $475 million to $500 million. The company estimates earnings per share of $0.51 to $0.57.

The company has announced a live webcast to discuss the results of the fiscal 2008 first quarter on Thursday, September 20, 2007, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

-more-

The designs and services of Herman Miller enhance the performance of human habitats worldwide, making customers’ lives more productive, rewarding, delightful, and meaningful. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated $1.92 billion in revenue during fiscal 2007. Herman Miller is widely recognized both for its innovative products and business practices. In fiscal 2004 Herman Miller was named recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2007 the company was again included in CRO magazine’s “100 Best Corporate Citizens” and was cited by Fortune magazine as the “Most Admired” company in its industry. The company trades on the NASDAQ market under the symbol MLHR. For additional information visit www.HermanMiller.com.

-more-

Financial highlights for the quarter ended September 1, 2007 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	September 1, 2007		September 2, 2006

	(unaudited)		(unaudited)

Net Sales	$491.7	100.0%	$449.7	100.0%
Cost of Goods Sold	324.2	65.9%	297.4	66.1%

Gross Margin	167.5	34.1%	152.3	33.9%
Operating Expenses	113.8	23.1%	106.6	23.7%

Operating Earnings	53.7	10.9%	45.7	10.2%
Other Expense, Net	3.4	0.7%	2.9	0.6%

Earnings before Taxes	50.3	10.2%	42.8	9.5%
Income Taxes	16.8	3.4%	14.3	3.2%

Earnings before Minority Interest	33.5	6.8%	28.5	6.3%
Minority Interest, Net of Income Taxes	0.0	0.0%	0.0	0.0%

Net Earnings	$33.5	6.8%	$28.5	6.3%

Earnings Per Share - Basic	$0.54		$0.44
Weighted Average Basic Common Shares	61,781,431		65,104,357
Earnings Per Share - Diluted	$0.54		$0.43
Weighted Average Diluted Common Shares	62,248,381		65,619,882

-more-

Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Three Months Ended

	September 1, 2007	September 2, 2006

	(unaudited)	(unaudited)

Net Earnings	$33.5	$28.5

Cash Flows provided by Operating Activities	31.8	(6.4)
Cash Flows used for Investing Activities	(8.9)	(7.6)
Cash Flows used for Financing Activities	(34.5)	(50.7)
Effect of Exchange Rates	0.6	(0.2)

Net Decrease in Cash	(11.0)	(64.9)
Cash, Beginning of Period	$76.4	$106.8

Cash, End of Period	$65.4	$41.9

-more-

Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 1, 2007	June 2, 2007

	(unaudited)

Assets
Current Assets
Cash and Equivalents	$65.4	$76.4
Short-term Investments	16.0	15.9
Accounts Receivable (Net)	189.8	188.1
Inventories	60.0	56.0
Prepaid Expenses and Other	51.3	48.3

Totals	$382.5	$384.7
Net Property and Equipment	195.1	196.6
Other Assets	86.1	84.9

Total Assets	$663.7	$666.2

Liabilities and Shareholders' Equity
Current Liabilities
Unfunded Checks	7.4	7.4
Current Long-term Debt	3.0	3.0
Notes payable	30.0	0.0
Accounts Payable	119.1	110.5
Accrued Liabilities	138.5	163.6

Totals	$298.0	$284.5
Long-term Debt	174.1	173.2
Other Noncurrent Liabilities	65.1	52.9

Total Liabilities	$537.2	$510.6
Minority Interest	0.2	0.3
Shareholders' Equity	126.3	155.3

Total Liabilities and Shareholders' Equity	$663.7	$666.2

-end-